FOR RELEASE: CONTACT:	Immediately James R. Jaye Director, Communications & Investor Relations jjaye@nordson.com 440.414.5639

Nordson Corporation

28601 Clemens Road

Westlake, OH 44145 USA

Nordson Announces Investor Day and Webcast for October 20, 2009

Westlake, Ohio, USA – October 6, 2009 — Nordson Corporation (NASDAQ: NDSN) today announced it will hold its Investor Day event on Tuesday, October 20 at the NASDAQ MarketSite in New York, New York. The event will be webcast in its entirety from 8:30 a.m. to 12:00 p.m. eastern time.

Scheduled presenters at the event include Nordson Chairman, President and CEO Edward P. Campbell, Vice President and CFO Gregory A. Thaxton, Senior Vice President John J. Keane, Vice President Douglas C. Bloomfield, Vice President Peter Lambert and Vice President James DeVries. Question and answer sessions will be included as part of the presentations.

Individuals interested in attending the event in person should contact Nordson at 440.414.5606 or therron@nordson.com.

The webcast may be accessed via the company’s investor relations web page at http://www.nordson.com/Investors/ using the link http://investor.shareholder.com/media/eventdetail.cfm?mediaid=38805&c=NDSN&mediakey=3F7BC8E35AFE5713 6E7F24EDD8163E4C&e=0 The webcast will be archived for 90 days.

Nordson Corporation (Nasdaq: NDSN) is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants, coatings and other materials to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in more than 30 countries.

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